Exhibit 23(g)(4)

                         AMENDMENT TO CUSTODY AGREEMENT

      THIS AMENDMENT TO CUSTODY AGREEMENT (the "Amendment") is made and entered into as of June 29, 2006 by and among THE EMPIRE BUILDER TAX FREE BOND FUND ("Fund"), a Massachusetts trust, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street" or the "Custodian").

                                   WITNESSETH:

      WHEREAS, Fund and Investors Fiduciary Trust Company are parties to that certain Custody Agreement dated as of March 17, 1992 (the "Agreement"); and

      WHEREAS, State Street has succeeded to the interests of Investors Fiduciary Trust Company; and

      WHEREAS, Fund and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

      NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and State Street hereby agree that the Agreement is amended and supplemented as follows:

1.    The following provision is hereby added to the Agreement as 3.C.1:

      In accordance with the foregoing, Custodian shall release and deliver portfolio securities acquired by the Fund or monies then owned by the Fund upon receipt of "instructions", which may be continuing instructions when deemed appropriate by the parties, in the following cases:

      a. For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund; and

      b. For any other purpose, but only upon receipt of Instructions from the Fund specifying the Assets of the Fund to be delivered and naming the person or persons to whom delivery of such Assets shall be made.

2. General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of the State of Missouri, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.


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      IN WITNESS WHEREOF,  the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Mark Nicholson
-------------------------------------------
Name, Title: Mark Nicholson, Vice President

THE EMPIRE BUILDER TAX FREE BOND FUND

By: /s/ Michael J. Lynch
-------------------------------------------
Name, Title:  Michael J. Lynch,
      Senior Vice President